Exhibit 10-24(b)

PEOPLES BANCORP INC.

FIRST AMENDMENT TO
CHANGE IN CONTROL AGREEMENT
WITH LARRY E. HOLDREN

WHEREAS, Peoples Bancorp Inc., a financial holding company located in Marietta, Ohio (the “Company”) and Larry E. Holdren, an executive of the Company (the “Executive”) did enter into that certain Change in Control Agreement adopted on August 11, 2004 (“Agreement”); and

WHEREAS, Section 3.11 of the Agreement permits the Company and the Executive to amend the Agreement in a writing signed by each; and

WHEREAS, on February 14, 2008, the Board of Directors of the Company authorized the execution of an amendment to the Agreement on terms substantially similar to those set forth below; and

WHEREAS, the Company and the Executive each believe that it would be in their best interest and desire to amend the Agreement, as set forth below, effective as of February 18, 2008.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree to amend the Agreement as follows:

1.            Section 2.1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.1.1	Amount of Benefit. The benefit under this Section 2.1 is equal to one (1) times the amount of the Executive’s Base Annual Compensation as of the date of the Change in Control.

2.            Section 3.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.2            NO COMPETITON.  If within the six (6) months prior or twenty-four (24) months following a Change in Control of the Company, the Company shall terminate the Executive’s employment other than for Cause, or if the Executive shall terminate his employment for Good Reason, then and for a period of six (6) months immediately following the Termination Date, the Executive shall not directly or indirectly engage in the business of banking, or any other business in which the Company directly or indirectly engages during the term of the Agreement; provided, however, that this restriction shall apply only to the geographic market of the Company as delineated on the Termination Date in the Community Reinvestment Act Statement of Peoples Bank, National Association.

The Executive shall be deemed to engage in a business if he directly or indirectly engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated with or in any manner connected with, or renders services or advice to, any business engaged in banking, provided, however, that the Executive may invest in the securities of any enterprise (but without participating in the activities of such enterprise) if two conditions are met: (a) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (b) the Executive does not beneficially own (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of one (1) percent of the outstanding capital stock of such enterprise.

IN WITNESS WHEREOF, the Company and the Executive hereby adoptthis First Amendment effective as of the date set forth above.

                       EXECUTIVE:                                               COMPANY

                                                                       PEOPLES BANCORP INC.

             By:  /s/ LARRY E. HOLDREN______________                      By:  /s/ CAROL A. SCHNEEBERGER_____
                             Larry E. Holdren                                                   Carol A. Schneeberger
                                           Title  Executive Vice President, Operations